Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Franklin Covey Co. 2015 Omnibus Incentive Stock Plan of Franklin Covey Co. of our reports dated November 14, 2014, with respect to the consolidated financial statements of Franklin Covey Co., and the effectiveness of internal control over financial reporting of Franklin Covey Co., included in its Annual Report (Form 10-K) for the year ended August 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
January 23, 2015